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                                                           [REI - EXHIBIT 99(a)]


            [Letterhead of Secretary of State of the State of Texas]


February 2, 1999





RE:  HOUSTON INDUSTRIES INCORPORATED

ASSUMED NAME:  RELIANT ENERGY, INCORPORATED

FILE DATE:  FEBRUARY 2, 1999

The assumed name certificate for the above referenced entity has been filed in this office. This letter may be used as evidence of the filing.

Please be aware that pursuant to Section 36.17 of the Texas Business and Commerce Code, the filing of an assumed name certificate does not give the registrant any right to use the name when contrary to the common law or statutory law of unfair competition, unfair trade practices, common law copyright, or similar law.

In addition to filing with the Secretary of State, Chapter 36 of the Texas Business and Commerce Code requires filing of the assumed name certificate with the county clerk in the counties in which the registered office and the principal office are located.

Sincerely yours,


/s/ Lorna Wassdorf
Lorna Wassdorf
Deputy Assistant Secretary
Statutory Filings Division

LSW: pac